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                  UNITED STATES                         OMB APPROVAL
                                              ----------------------------------
                                              ----------------------------------
        SECURITIES AND EXCHANGE COMMISSION    OMB Number:    3235-0145
              WASHINGTON, D.C. 20549          Expires:  December 31, 1997
                                              Estimated average burden
                                              hours per response         14.90
                                              ----------------------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. ______)*

                       Arterial Vascular Engineering, Inc.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   043013-10-1
                    -----------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       1.

-----------------------------------------------------                                     -----------------------------------------
CUSIP No.    043013-10-1                                     13G                                Page 2 of 10 Pages
         -------------------------
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                  Airem Ltd.
------------- ---------------------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                          (a) [  ]
                                                                                                         (b) [  ]
------------- ---------------------------------------------------------------------------------------------------------------------
3             SEC USE ONLY

------------- ---------------------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
                                 Cayman Islands
---------------------------- ------- ----------------------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                              0
         NUMBER OF
                             ------- ----------------------------------------------------------------------------------------------
 SHARES BENEFICIALLY OWNED     6     SHARED VOTING POWER
            BY                                1,728,686
                             ------- ----------------------------------------------------------------------------------------------
EACH REPORTING PERSON WITH     7     SOLE DISPOSITIVE POWER
                                              0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                              1,728,686
---------------------------- ------- ----------------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                  1,728,686
------------- ---------------------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------- ---------------------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                  5.58%
------------- ---------------------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

                                                  CO
------------- ---------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       2.

-----------------------------------------------------                                     -----------------------------------------
CUSIP No.    043013-10-1                                     13G                                Page 3 of 10 Pages
         -------------------------
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              Luis M. de la Fuente
------------- ---------------------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                          (a) [  ]
                                                                                                         (b) [  ]
------------- ---------------------------------------------------------------------------------------------------------------------
3             SEC USE ONLY

------------- ---------------------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Argentina
---------------------------- ------- ----------------------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                              0
         NUMBER OF
                             ------- ----------------------------------------------------------------------------------------------
 SHARES BENEFICIALLY OWNED     6     SHARED VOTING POWER
            BY                                1,728,686
                             ------- ----------------------------------------------------------------------------------------------
EACH REPORTING PERSON WITH     7     SOLE DISPOSITIVE POWER
                                              0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                              1,728,686
---------------------------- ------- ----------------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                  1,728,686
------------- ---------------------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------- ---------------------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                  5.58%
------------- ---------------------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

                                                  IN
------------- ---------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       3.

-----------------------------------------------------                                     -----------------------------------------
CUSIP No.    043013-10-1                                     13G                                Page 4 of 10 Pages
         -------------------------
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                                                  Maria I. Fitte de la Fuente
------------- ---------------------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                          (a) [  ]
                                                                                                         (b) [  ]
------------- ---------------------------------------------------------------------------------------------------------------------
3             SEC USE ONLY

------------- ---------------------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Argentina
---------------------------- ------- ----------------------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                              0
         NUMBER OF
                             ------- ----------------------------------------------------------------------------------------------
 SHARES BENEFICIALLY OWNED     6     SHARED VOTING POWER
            BY                                1,728,686
                             ------- ----------------------------------------------------------------------------------------------
EACH REPORTING PERSON WITH     7     SOLE DISPOSITIVE POWER
                                              0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                              1,728,686
---------------------------- ------- ----------------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                  1,728,686
------------- ---------------------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------- ---------------------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                  5.58%
------------- ---------------------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

                                                  IN
------------- ---------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       4.

-----------------------------------------------------                                     -----------------------------------------
CUSIP No.    043013-10-1                                     13G                                Page 5 of 10 Pages
         -------------------------
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                             Hector N. de la Fuente
------------- ---------------------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                          (a) [  ]
                                                                                                         (b) [  ]
------------- ---------------------------------------------------------------------------------------------------------------------
3

------------- ---------------------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Argentina
---------------------------- ------- ----------------------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                              0
         NUMBER OF
                             ------- ----------------------------------------------------------------------------------------------
 SHARES BENEFICIALLY OWNED     6     SHARED VOTING POWER
            BY                                1,728,686
                             ------- ----------------------------------------------------------------------------------------------
EACH REPORTING PERSON WITH     7     SOLE DISPOSITIVE POWER
                                              0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                              1,728,686
---------------------------- ------- ----------------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                  1,728,686
------------- ---------------------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------- ---------------------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                  5.58%
------------- ---------------------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

                                                  IN
------------- ---------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       5.

-----------------------------------------------------                                     -----------------------------------------
CUSIP No.    043013-10-1                                     13G                                Page 6 of 10 Pages
         -------------------------
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
1             NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                              Facundo de la Fuente
------------- ---------------------------------------------------------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                          (a) [  ]
                                                                                                         (b) [  ]
------------- ---------------------------------------------------------------------------------------------------------------------
3             SEC USE ONLY

------------- ---------------------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
                                                  Argentina
---------------------------- ------- ----------------------------------------------------------------------------------------------
                               5     SOLE VOTING POWER
                                              0
         NUMBER OF
                             ------- ----------------------------------------------------------------------------------------------
 SHARES BENEFICIALLY OWNED     6     SHARED VOTING POWER
            BY                                1,728,686
                             ------- ----------------------------------------------------------------------------------------------
EACH REPORTING PERSON WITH     7     SOLE DISPOSITIVE POWER
                                              0
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                              1,728,686
---------------------------- ------- ----------------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                  1,728,686
------------- ---------------------------------------------------------------------------------------------------------------------
10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------- ---------------------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                  5.58%
------------- ---------------------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON*

                                                  IN
------------- ---------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       6.

ITEM 1.

      (a)Name of Issuer:            Arterial Vascular Engineering, Inc.

      (b)Address of Issuer's Principal Executive Offices:   3576 Unocal Place
                                                            Santa Rosa, CA 95403

ITEM 2.

       (a)        Name of Persons Filing:
                               Airem Ltd.                 Hector N. de la Fuente
                               Luis M. de la Fuente       Facundo de la Fuente
                               Maria I. Fritte de la Fuente

       (b)        Address of Principal Business Office:

                  Airem Ltd.: P.O. Box 1164      Individuals: Ugarteche 3221 P15
                              Georgetown                      Buenos Aires,
                              Grand Cayman, West Indies       Argentina


       (c)        Citizenship:      Airem Ltd.:      Cayman Islands
                                    Individuals:     Argentina

       (d)        Title of Class of Securities:               Common Stock

       (e)        CUSIP Number:             043013-10-1

ITEM 3.           Not Applicable

ITEM 4.  Ownership

For each of Airem Ltd. and Luis de la Fuente, Maria de la Fuente, Hector de la Fuente and Facundo de la Fuente:

      (a)Amount Beneficially Owned:         1,728,686

      (b)Percent of Class:          5.58%

      (c)Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote: 0

               (ii) shared power to vote or to direct the vote: 1,728,686

               (iii) sole power to dispose or to direct the disposition of: 0

                                       7.

               (iv)  shared  power to dispose or to direct the  disposition  of:
                                                                       1,728,686

ITEM 5.  Ownership of Five Percent or Less of a Class

                  Not Applicable

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

ITEM 7.  Identification and Classification of the Subsidiary Which
         Acquired the Security Being Reported on by the Parent Holding Company

                  Not Applicable


ITEM 8.  Identification and Classification of Members of the Group

                  Not Applicable


ITEM 9.  Notice of Dissolution of Group

                  Not Applicable


ITEM 10. Certification

                  Not Applicable



EXHIBIT A:        Joint Filing Statement

                                       8.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 February 11, 1997                        February 11, 1997
 ----------------------------------       ----------------------------------
 Date                                     Date

 /s/ Peter O'Sullivan &
     James Dodge                          /s/ Luis M. de la Fuente
----------------------------------       ----------------------------------
Authorized Signatories for               Luis M. de la Fuente
Fiduciary Services Ltd.,
Sole Director of Airem Ltd.




 February 11, 1997                        February 11, 1997
 ----------------------------------       ----------------------------------
 Date                                     Date

 /s/ Maria I. Fitte de la Fuente          /s/ Hector N. de la Fuente
----------------------------------       ----------------------------------
 Maria I. Fitte de la Fuente              Hector N. de la Fuente







 February 11, 1997
----------------------------------
 Date

 /s/ Facundo de la Fuente
----------------------------------
 Facundo de la Fuente

                                       9.

                                    EXHIBIT A

                             JOINT FILING STATEMENT

Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

         Date:  February 11, 1997

                                               Airem Ltd.

                                           By: /s/ Peter O'Sullivan &
                                                   James Dodge
                                               --------------------------------
                                               Authorized Signatories for
                                               Fiduciary Services Ltd.,
                                               Sole Director of Airem Ltd.


                                           By: /s/ Luis M. de la Fuente
                                               --------------------------------
                                               Luis M. de la Fuente



                                           By: /s/ Maria I. Fitte de la Fuente
                                               --------------------------------
                                               Maria I. Fitte de la Fuente



                                           By: /s/ Hector N. de la Fuente
                                               --------------------------------
                                               Hector N. de la Fuente



                                           By: /s/ Facundo de la Fuente
                                               --------------------------------
                                               Facundo de la Fuente

                                      10.